   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2000
                                                    REGISTRATION NO.  333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            _______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                   95-4782077
(State or Other Jurisdiction of         (IRS Employer Identification Number)
 Incorporation or Organization)

                    135 North Los Robles Avenue, Suite 800
                          Pasadena, California  91101
                                (626) 792-5700
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                         Stephen A.  Weiswasser, Esq.
                 Executive Vice President and General Counsel
                    Gemstar - TV Guide International, Inc.
                    135 North Los Robles Avenue, Suite 800
                          Pasadena, California  91101
                                (626) 792-5700
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code
                             of Agent for Service)

                                  Copies to:
                            David A.  Krinsky, Esq.
                             O'Melveny & Myers LLP
                     610 Newport Center Drive, Suite 1700
                        Newport Beach, California 92660

       Approximate date of commencement of proposed sale to the public:
    From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] _______
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] _______
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
  Title of Each Class of
    Securities to be         Amount to be       Proposed Maximum Offered   Proposed Maximum Aggregate        Amount of
       Registered             Registered            Price Per Share (2)         Offering Price (2)      Registration Fee (2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.01 par      3,856,876 shares         $65.71875                   $253,469,069               $66,917
 value per share) (1)
---------------------------------------------------------------------------------------------------------------------------------

(1)    Includes rights under our Second Amended and Restated Rights Agreement.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average high and low trading price of our common stock reported in the Nasdaq National Market on August 9, 2000 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE
CHANGED.   THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 Subject to Completion, dated August 11, 2000.

                                   PROSPECTUS

                     GEMSTAR - TV GUIDE INTERNATIONAL, INC.

                        3,856,876 SHARES OF COMMON STOCK

                                ________________


     This prospectus relates to the public offering, which is not being underwritten, of up to 3,856,876 shares of our common stock which are held by some of our current stockholders and may be offered and sold from time to time by the selling stockholders for approximately 30 days following the effective date of the registration statement of which this prospectus is a part.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol
"GMST".   On August 9, 2000 the last reported sale price for our common stock on the Nasdaq National Market was $64.75 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. WE REFER YOU TO THE DISCUSSION OF CERTAIN RISKS THAT PURCHASERS OF OUR COMMON STOCK SHOULD CONSIDER CONTAINED IN ITEM 5 OF OUR CURRENT REPORT ON FORM 8-K/A FILED WITH THE COMMISSION ON AUGUST 11, 2000. SEE THE SECTION ENTITLED "RISK FACTORS BEGINNING ON PAGE 4 AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                ________________

     Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ________________

                The date of this prospectus is __________, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations may not be relied upon as having been authorized by Gemstar-TV Guide International, Inc. (referred to in this prospectus as "Gemstar", "we", "us", "our", or the
"registrant"), any selling stockholder or by any other person.   Neither the
delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of
any time subsequent to the date hereof.   This prospectus does not constitute an
offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or a solicitation of any person in any jurisdiction in which an offer or solicitation may not lawfully be made.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Incorporation of Certain Documents by Reference...........................    1
Prospectus Summary........................................................    2
Risk Factors..............................................................    4
Forward Looking Statements................................................    4
Use of Proceeds...........................................................    5
Selling Stockholders......................................................    5
Plan of Distribution......................................................   10
Legal Matters.............................................................   11
Experts...................................................................   11
Available Information.....................................................   12

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by us with the Commission pursuant to the Exchange Act or the Securities Act of 1933, as amended, are incorporated by reference in this prospectus:

     .  Our Annual Report on Form 10-K for the year ended March 31, 2000.

     .  Our Amended Annual Report on Form 10-K/A for the year ended March 31,
        2000.

     .  Our Current Report on Form 8-K filed with the Commission on July 24,
        2000.

     . Our Current Report on Form 8-K/A filed with the Commission on August 11, 2000.

     . The description of our common stock contained on pages 98 through 106 and Annex F in our Joint Proxy Statement/Prospectus on Form S-4 filed with the Commission on February 8, 2000 and the related description of our Rights Agreement contained in our Registration Statement on Form 8-A filed under the Exchange Act on July 13, 1998, as amended by our Amended and Restated Rights Agreement described on page 107 in our Joint Proxy Statement/Prospectus on Form S-4 filed with the Commission on February 8, 2000, as further amended by our Second Amended and Restated Rights Agreement described in our Current Report on Form 8-K filed with the Commission on July 24, 2000.

     In addition, all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before the termination of the offering of the common stock offered hereby are incorporated herein by reference and will be a part hereof from the date of filing of such documents.

     We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents. Such requests should be addressed to Stephen A. Weiswasser, Esq., Executive Vice President and General Counsel, Gemstar - TV Guide International, Inc., 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101, (626) 792-5700.

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information about us that may be important to you. You should read the entire prospectus and the documents incorporated by reference carefully before you decide to purchase the shares of common stock being offered by this prospectus. You should also carefully consider the more detailed information that is incorporated by reference in this prospectus, including the financial statements and related notes included in our Annual Report on Form 10-K and our Amended Annual Report on Form 10-K/A for the year ended March 31, 2000, and our risk factors included as Item 5 of our Current Report on Form 8-K/A filed with the Commission on August 11, 2000.

Gemstar - TV Guide International, Inc.

     On July 12, 2000, Gemstar acquired TV Guide, Inc., a Delaware corporation. TV Guide is now a wholly-owned subsidiary of Gemstar. In connection with the closing of the acquisition, on July 12, 2000 we changed our name to "Gemstar - TV Guide International, Inc."

     Gemstar develops, markets and licenses proprietary technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data. TV Guide is a media and communications company that provides print, passive and interactive program listings guides to households, distributes programming to cable television systems and direct-to-home satellite providers, and markets satellite-delivered programming to C-band satellite dish owners. We seek to have our technologies widely licensed, incorporated and accepted as the technologies and systems of choice by consumer electronics manufacturers, service providers (such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors), software developers and consumers.

     Our VCR Plus+ was introduced in 1990. This system is widely accepted as a de facto industry standard for programming VCRs and is currently incorporated into virtually every major brand of VCR sold worldwide. VCR Plus+ enables consumers to record a television program by simply entering a proprietary code into a VCR or television equipped with the VCR Plus+ technology. These proprietary codes are printed next to television program listings in over 1,800 publications worldwide, with a combined circulation of over 330 million.

     We have also developed and acquired a large portfolio of technologies and intellectual property for implementing our interactive program guides which enable consumers to navigate through, sort, select and record television programming. These technologies have been licensed for, or incorporated into, televisions, VCRs, TV-VCR combination units, cable set-top boxes, integrated satellite receiver decoders, personal computers, PCTVs and Internet appliances and interactive services provided thereon. We believe that with the increase in programming content and number of accessible channels, our technologies will become an increasingly important tool for assisting consumers in sorting, selecting and recording television programming. We also believe that our interactive program guides are an attractive vehicle for the delivery of advertising and other content to consumers.

     In January 2000, we entered the electronic book publishing business through the acquisition of the two leading electronic book companies NuvoMedia, Inc., the maker of the Rocket eBook, and

SoftBook Press, Inc. the maker of the SoftBook Reader. The electronic book publishing business, another application of our strategy of developing, marketing and licensing proprietary technologies, supports our strategy to enhance consumer interactivity with electronic products and provide electronic enhancements for traditional consumer activities. We believe this business opportunity will permit us to create a pre-eminent platform for the distribution and sale, in a secure and protected distribution environment, of electronically based reading material, using consumer-friendly state-of-the-art reading devices, offering a broad range of books, magazines, newspapers and other materials.

     Through TV Guide, we provide TV Guide Magazine, the most widely circulated paid weekly magazine in the United States, to households and newsstands. It is printed in over 200 separate editions and had circulation of approximately 11 million as of December 31, 1999. In addition, we provide customized monthly program guides for cable and satellite operators.

     Through TV Guide, we supply satellite-delivered on-screen program promotion and guide services, both nationally and internationally. Our customers are cable television systems and other multi-channel video programming distributors. Our services include TV Guide Channel, Sneak Prevue, TV Guide Interactive and TV Guide Online. TV Guide Channel is a passive program listing guide that reaches approximately 50 million households in more than 2,400 cable systems. Sneak Prevue promotes pay-per-view movies to over 34 million households. TV Guide Interactive provides a service that allows television viewers to retrieve on demand continuously updated program guide information through their cable television system. TV Guide Online is an Internet-based program listings guide.

     We also provide direct-to-home satellite services, satellite distribution of video entertainment services, software development and systems integration services and satellite transmission services for private networks. Through Superstar/Netlink Group, we market satellite entertainment programming to approximately 1.0 million C-band direct-to-home satellite dish owners in North America. In November 1999, we announced an exclusive direct broadcast satellite marketing alliance agreement with EchoStar to convert the existing and inactive C-band customers of Superstar/Netlink Group to the high power (small satellite dish) DISH Network service. Under the conversion process, Echostar will compensate Superstar/Netlink Group on a per subscriber basis, both upon successful conversion and with residual payments over time. We own 80% of Superstar/Netlink Group. Through UVTV, we market and distribute WGN (Chicago), KTLA (Los Angeles) and WPIX (New York), three independent satellite-delivered television "superstations" to cable television systems and other multi-channel video programming distributors. WGN reaches in excess of 46 million households. In addition, we offer six programming packages and provide programming packages to satellite master antenna televisions systems. Through ODS Technologies, we market and distribute Television Games Network, a channel launched in August 1999 that is devoted to horse racing. Through SSDS, Inc., we provide software development and systems integration services to large organizations with complex computer needs. We own 70% of SSDS, Inc. Our SpaceCom subsidiary provides satellite-delivered point-to-multipoint audio and data transmission services for various customers, including radio programmers, paging network operators, financial information providers, news services and other private business networks.

     Our principal executive offices are located at 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101 (telephone (626) 792-5700).

                                  RISK FACTORS

     For a discussion of certain risks that purchasers of our common stock should consider, you should refer to our Current Report on Form 8-K/A filed with the Commission on August 11, 2000, which is incorporated by reference into this prospectus. See "Incorporation of Certain Documents by Reference."


                           FORWARD-LOOKING STATEMENTS

     Certain statements about Gemstar contained in this prospectus and incorporated by reference in this prospectus, including statements containing the words "believes" or "will", and words of similar import, constitute "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements involve numerous known or unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements, some of which are beyond the control of Gemstar, include:

     . changes in the regulation of cable television and/or satellite industries;

     . loss of the cable and/or satellite compulsory licenses provided by federal law;

     . the willingness of cable and satellite television systems to acquire and install new equipment that will allow us effectively to market our interactive technology;

     . our ability to keep pace with technological developments to protect our intellectual property rights and defend against claims by others asserting infringement of their intellectual property rights;

     .  a reduction in demand for advertising;

     .  rapid technological changes;

     .  competition; and

     .  other factors referenced in our reports incorporated by reference.

     Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factor or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. For a further discussion of certain risks that purchasers of our common stock should consider, you should refer to our Current Report on Form 8-K/A filed with the Commission on August 11, 2000, which is incorporated by reference into this prospectus. See "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. None of the selling stockholders will own 1% or more of our common stock after the sale of the shares offered by this prospectus. Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with Gemstar within the past three years other than as a result of the ownership of the shares or other securities of Gemstar. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

                                                                     Shares                      Shares
                                                                  Beneficially    Shares         Owned
                             Name                                    Owned        Offered    After Offering
---------------------------------------------------------------   ------------   ---------   --------------
AH Investments L.C.............................................         30,637      30,637                0
Amathus AB.....................................................         12,765      12,765                0
Anderson Community Property Trust,
James C. Anderson, Trustee.....................................          8,245       8,245                0
Arvai and Associates Profit Sharing Plan.......................          1,968       1,968                0
Arvai, Frank and Nancy.........................................         14,241       6,765            7,476
Averitt, Kim...................................................          4,595       3,063            1,532
Ballentine, Percy, II..........................................         17,452      15,707            1,745
Barklow, Victoria (1)..........................................            140         140                0
Berry, Lee.....................................................            255         255                0
Berry, Scott A.................................................          7,618       7,618                0
Bertelsmann Ventures, L.P. (2).................................        305,982     305,982                0
Blakely, Roger.................................................         31,447       3,390           28,057
Bloechl, Donna and Eugene......................................            255         229               26
Borgman, Sally.................................................            255         229               26
Brinkmeyer, Marc...............................................          8,935       8,935                0
Broadview Management Group.....................................            844         844                0
Brobeck, Phleger, & Harrison LLP Retirement
Plan FBO Edward Leonard........................................          1,265       1,265                0
Campbell, Judy.................................................          5,106       4,595              511
Carrico, William N. (3)........................................         25,759      23,183            2,576
Christopher David Sachs 1997 Irrevocable Trust,
James and Suzanne Helton Sachs, Trustees (4)...................         25,531      25,000              531

                                                                     Shares                      Shares
                                                                  Beneficially    Shares         Owned
                             Name                                    Owned        Offered    After Offering
---------------------------------------------------------------   ------------   ---------   --------------
Clifford Tschetter Living Trust,
Clifford N. Tschetter, Trustee.................................         28,730      28,730                0
CNA Trust: FBO Elias J. Blawie.................................          1,769       1,769                0
Colombano, Marcus..............................................         20,832      20,832                0
Colson, Tom....................................................          8,014       8,014                0
Compass Chicago Partners, L.P..................................         19,469      19,468                1
Compass Management Partners, L.P...............................            464         418               46
Compass Technology Partners, L.P...............................         19,469      19,468                1
Conboy, Garth..................................................          1,149       1,149                0
Conboy Family Trust dated 2/2/00,
Garth Conboy, Trustee..........................................         10,339      10,339                0
Connor G. O'Brien,
Judith M. O'Brien as Custodian Under CUTMA.....................             86          86                0
Dalton, Richard T..............................................          1,266       1,266                0
Dalton, Sharon and Stuart......................................          1,276       1,276                0
Diane Spitts IRA 7663-1632.....................................            765         765                0
Downs, H. Robert...............................................        339,578     150,000          189,578
Drew, Andrew W., Jr............................................          7,171       7,171                0
Eastwick Communications........................................         11,797      11,797                0
Eberhard, Martin (5)...........................................        103,344     103,344                0
Elizabeth Jeanne Sachs 1997 Irrevocable Trust,
James and Suzanne Helton Sachs, Trustees (6)...................         25,531      25,000              531
Fisher, Allegra E.,
Elliott S. Fisher as Custodian Under UGMA......................          1,184       1,184                0
Fisher, Charlotte McM.,
Peter R. Fisher as Custodian Under UGMA........................            829         746               83
Fisher, Duncan B.,
Peter R. Fisher as Custodian Under UGMA........................            829         746               83
Fisher, Elliott................................................          5,333       5,333                0
Fisher, Josephine T.,
Elliott S. Fisher as Custodian Under UGMA......................          1,184       1,184                0
Fisher, Katharine S.,
Elliott S. Fisher as Custodian Under UGMA......................          1,184       1,184                0
Fisher, Peter R................................................          1,303       1,173              130
Forsythe, Filomena.............................................          7,171       7,171                0
GE Capital Equity Investments, Inc.............................        328,479     328,479                0
Gene F. Straube Living Trust UA dated 5/25/89,
Gene F. Straube, Trustee.......................................         25,526      25,526                0
Geoffrey Woodman Pomeroy Trust II UTA dated 12/23/97,
James A. Zukas, Trustee........................................         29,360      26,424            2,936
Goldman, Howard (7)............................................         39,548      10,000           29,548
Harkola, William...............................................            255         229               26
Helton, Carolyn................................................          5,106       4,595              511
Helton, Margaret...............................................          5,106       4,595              511
Herron, Matthew................................................         17,871      16,381            1,490

                                                                     Shares                      Shares
                                                                  Beneficially    Shares         Owned
                             Name                                    Owned        Offered    After Offering
---------------------------------------------------------------   ------------   ---------   --------------
Huntoon, Gary..................................................          1,453       1,308              145
IDEO Product Development, Inc..................................         20,734      20,734                0
Irinarchos, Nearchos...........................................          1,276       1,276                0
Jackson, Judy..................................................            255         255                0
Jessica Johanna Sachs 1997 Irrevocable Trust,
James and Suzanne Helton Sachs, Trustees.......................         25,531      25,000              531
Jordan, Edward and Deloise Ann.................................        589,595     289,000          300,595
Jordan, Edward Jr..............................................         53,966      53,966                0
Jorgenson, John D..............................................          2,359       2,359                0
Kircher, Carl..................................................          1,405       1,405                0
Klein, Douglas (8).............................................         40,710      40,710                0
Knights, Cullen John,
Ellen and C. Roy Knights as Custodians.........................         13,837      12,453            1,384
Knights, Ellen and C. Roy......................................         13,838      12,454            1,384
Knights, Kristian Peter,
Ellen and C. Roy Knights as Custodians.........................         13,838      12,454            1,384
Lauren M. O'Brien,
Judith M. O'Brien as Custodian Under CUTMA.....................             86          86                0
Lee, David.....................................................            367         367                0
Leonard, Edward M..............................................          1,266       1,266                0
Levy, Ellen....................................................          6,382       6,332               50
Lillian H. Rooney Testamentary Trust,
Leonore R. Daschbach, Trustee..................................          4,828       4,828                0
Lillybeck, Eric S..............................................         10,212      10,212                0
Loos, Manuela..................................................            255         255                0
Makena Partners, L.P...........................................         17,078      17,078                0
Maruyama, Susan (9)............................................          8,680       8,680                0
Maruyama, Susan and Ken T. (10)................................          2,591       2,591                0
Matthew McCurdy Pomeroy Trust II UTA dated 12/23/97,
James A. Zukas, Trustee........................................         29,360      26,424            2,936
Mayfield Associates Fund IV (11)...............................         13,503      13,503                0
Mayfield IX (12)...............................................        256,558     256,558                0
Merlino, Frank.................................................          8,577       8,577                0
Morrow, William Kenji..........................................          7,308       7,308                0
Mott, Jack.....................................................         10,717      10,717                0
Novicov, Aleksey...............................................         24,467       5,000           19,467
O'Brien Family Trust U/D/T dated 7/1/92,
Bradford C. and Judith M. O'Brien, Trustees....................          2,417       2,417                0
Palo Alto Design Group.........................................        110,424     110,424                0
Patricia M. Baehr Residual Trust,
Richard N. Borenstein, Trustee.................................         17,078      17,078                0
Petters, Kristi Jordan.........................................         56,519      56,519                0
Pomeroy, Thomas (13)...........................................        375,129     375,129                0
Preuss, Peter..................................................          4,122       4,122                0

                                                                     Shares                      Shares
                                                                  Beneficially    Shares         Owned
                             Name                                    Owned        Offered    After Offering
---------------------------------------------------------------   ------------   ---------   --------------
Rainer and Susan Eberhard 1997 Living Trust,
Rainer and Susan Eberhard, Trustees............................          2,591       2,591                0
Remington, John D..............................................         26,947      26,947                0
Rivlin, John...................................................         16,595      11,754            4,841
Rogind, Paul...................................................         16,578      16,577                1
Roizen, Heidi..................................................         20,424      20,424                0
Rojas, Javier E................................................          2,530       2,530                0
Roybal, Ronald J...............................................         11,797       2,500            9,297
Sachs, Chris...................................................         12,605      12,605                0
Sachs, Ernest..................................................          3,829       3,446              383
Sachs, Ernest Paul.............................................          2,553       2,553                0
Sachs, Ernest Paul and Marlene.................................          5,616       5,616                0
Sachs, James (14)..............................................        504,237     450,000           54,237
Sachs, Jeanne O'Sullivan.......................................          3,829       3,446              383
Sachs, Kelley..................................................            893         893                0
Sachs, Lydia,
Ernest P. Sachs as Custodian Under Vermont GTMA................            298         298                0
Sachs, Patricia................................................          2,553       2,553                0
Schaefer, Keith................................................          9,438       9,438                0
Scherbarth, Darrell............................................          2,758       2,758                0
Schicha, Ralf..................................................          7,241       6,517              724
Scott C. Neely Revocable Trust dated 2/14/98...................          4,122       4,122                0
Scrivner, Doug.................................................         18,582      14,000            4,582
Sena, Raffaele.................................................            651         326              325
Shahi Family Trust.............................................          2,469       2,468                1
Siegel, Rich...................................................          9,042       9,042                0
Singer, Martin.................................................         28,589      28,589                0
Skinner, Peter K...............................................          3,019       2,717              302
Slesinsky, Brian...............................................          1,527       1,527                0
Smith, Stephen S...............................................          1,265       1,265                0
Spitts, Steve and Diane........................................          4,516       4,516                0
Staenberg Private Capital, LLC.................................         19,401      19,401                0
Steve Spitts IRA 7663-1610.....................................          1,787       1,787                0
Stoner, Deborah and Veenhuyzen, Carel..........................            590         590                0
Successway Holdings, Ltd.......................................         40,606      40,606                0
Switzer, Jessica...............................................          1,302       1,302                0
Tarpenning, Marc...............................................        103,344     103,344                0
The Loewenstern Family Community
Property Trust U/D/T 2/12/90...................................          6,013       6,013                0
Torrise, Denise................................................            510         510                0
Trust Established under the will of Laura Z. Dunn,
John D. Jorgenson, Trustee.....................................          2,469       2,469                0
Turtletaub, Marc (15)..........................................        216,830     216,830                0
Uyehara, Lance.................................................         32,793      27,343            5,450

                                                                     Shares                      Shares
                                                                  Beneficially    Shares         Owned
                             Name                                    Owned        Offered    After Offering
---------------------------------------------------------------   ------------   ---------   --------------
Venture Associates, Inc........................................            119         119                0
Vertical Fund Associates, L.P..................................         34,157      34,157                0
Vuono, Alfred G. and Nancy A...................................          7,615       7,615                0
Weber Family Trust dated 1/6/89,
Eugene M. Weber, Trustee.......................................          3,415       3,415                0
White, Mark Cameron............................................            367         367                0
Wotiz, Richard.................................................          7,659       2,000            5,659
Zukas, James A.................................................         12,765      11,488            1,277
                                                                     ---------   ---------          -------
Total                                                                4,540,169   3,856,876          683,293
                                                                     =========   =========          =======

__________
1 This stockholder was the Chief Financial Officer of NuvoMedia, Inc., a subsidiary of Gemstar.
2 Jan Buettner, a partner in this stockholder, was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
3 This stockholder was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
4 James Sachs, trustee of this stockholder, was the Chief Executive Officer of SoftBook Press, Inc., a subsidiary of Gemstar.
5 This stockholder was the Chief Executive Officer of NuvoMedia, Inc., a subsidiary of Gemstar.
6 James Sachs, trustee of this stockholder, was the Chief Executive Officer of SoftBook Press, Inc., a subsidiary of Gemstar.
7 This stockholder was a member of the Board of Directors of SoftBook Press, Inc., a subsidiary of Gemstar.
8 This stockholder was the President and Chief Operating Officer of NuvoMedia, Inc., a subsidiary of Gemstar.
9 This stockholder was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
10 Susan Maruyama was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
11 Yogen K. Dalal, the Managing Director of Mayfield IX Management, L.L.C., which is the general partner of this stockholder, was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
12 Yogen K. Dalal, the Managing Director of Mayfield IX Management, L.L.C., which is the general partner of this stockholder, was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.
13 This stockholder was a member of the Board of Directors and Chief Publishing Officer of SoftBook Press, Inc., a subsidiary of Gemstar.
14 This stockholder was the Chief Executive Officer of SoftBook Press, Inc., a subsidiary of Gemstar.
15 This stockholder was a member of the Board of Directors of NuvoMedia, Inc., a subsidiary of Gemstar.

                             PLAN OF DISTRIBUTION

     We are registering 3,856,876 shares of our common stock with this prospectus on behalf of the selling stockholders named in this prospectus and the donees and pledgees selling shares of our common stock received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have agreed to bear all expenses in connection with the registration of the shares of our common stock offered and being sold by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be affected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

     The selling stockholders may affect sales of shares:

     . In ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders, or transactions in which the broker may acquire the shares as principal and resell the shares into the public market in any manner permitted by the selling stockholders under this prospectus;

     . In connection with the pledge of shares registered hereunder to a broker/dealer or other pledgee to secure debts or other obligations, and the sale of the shares so pledged upon a default;

     . Through the writing or settlement of non-traded and exchange-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions including forward sale transactions. In addition, the selling stockholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market.

     Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders named in this prospectus against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker/dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each selling stockholder and of the participating broker/dealer(s),
     .  the number of shares involved,
     . the price at which such shares were sold, . the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable,
     . that such broker/dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
     .  other facts material to the transaction.


                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for us by Stephen A. Weiswasser, Executive Vice President and General Counsel of Gemstar. Mr. Weiswasser is compensated by Gemstar as an employee and is the holder of options to acquire shares of our common stock.

                                    EXPERTS

     The consolidated balance sheets of Gemstar and its subsidiaries, as of March 31, 2000 and 1999 and the consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of TV Guide, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

     . At the Public Reference Room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     . At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     . By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     . At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

     . From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     Some locations may charge prescribed or modest fees for copies.

     We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to our company and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are as follows:


                                                                          AMOUNT
                                                                          ------
SEC Registration Fee..................................................  $ 66,917

Legal Fees and Expenses...............................................    55,000

Accounting Fees and Expenses..........................................    20,000

Miscellaneous.........................................................     1,000

Total.................................................................  $142,917

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Our Certificate of Incorporation and Bylaws provide for indemnification of the officers and directors of Gemstar to the fullest extent permitted by law.
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 16.  EXHIBITS

     (a)  Exhibits

     Exhibit Number       Description
     --------------       -----------

          5 Opinion of Counsel as to the legality of the securities being registered.

          23.1            Consent of KPMG LLP.

          23.2            Consent of KPMG LLP.

          23.3            Consent of Counsel, included in the opinion filed as
                          Exhibit 5.

          24 Power of Attorney, included in the signature page of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena in the State of California on August 10, 2000.

                                   GEMSTAR-TV GUIDE INTERNATIONAL, INC.



                                   By:  /s/ HENRY C. YUEN
                                       _______________________________

                                        Henry C. Yuen
                                        Chief Executive Officer and President

     Each person whose signature appears below constitutes and appoints Henry C. Yuen and Elsie Ma Leung, or either of them individually, his or her attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                          Title                        Date
      ---------                          -----                        ----

/s/ HENRY C. YUEN                CHIEF Executive Officer,        August 10, 2000
_____________________________    President and Director
Henry C. Yuen                    (Principal Executive Officer)


/s/ ELSIE MA LEUNG               Chief Financial Officer and     August 10, 2000
_____________________________    Director (Principal Financial
Elsie Ma Leung                   and Accounting Officer)


/s/ STEPHEN A. WEISWASSER        Executive Vice President,       August 10, 2000
_____________________________    General Counsel and Director
Stephen A. Weiswasser, Esq.

/s/ DOUGLAS B. MACRAE            Director                        August 10, 2000
_____________________________
Douglas B. Macrae

/s/ JAMES E. MEYER               Director                        August 11, 2000
_____________________________
James E. Meyer

/s/ GEORGE F. CARRIER            Director                        August 10, 2000
_____________________________
George F. Carrier, Ph.D

/s/ PETER C. BOYLAN III          Director                         August 9, 2000
_____________________________
Peter C. Boylan III

/s/ JOACHIM KIENER               Director                        August 10, 2000
_____________________________
Joachim Kiener

/s/ ROBERT R. BENNETT            Director                        August 10, 2000
_____________________________
Robert R. Bennett

/s/ CHASE CAREY                  Director                        August 10, 2000
_____________________________
Chase Carey

                                 Director                        August __, 2000
_____________________________
J. David Wargo

                                 Director                        August __, 2000
_____________________________
Nicholas Donatiello, Jr.

                                 EXHIBIT INDEX

Exhibit
Number      Description of Exhibit
------      ----------------------

5           Opinion of Counsel

23.1        Consent of KPMG LLP

23.2        Consent of KPMG LLP

23.3        Consent of Counsel (included in Exhibit 5)

24          Power of Attorney (included in this Registration Statement under
            "Signatures")